Exhibit 99.1

                                [GRAPHIC OMITTED]

         American Telecom Services Launches Give N' Talk Charity Program



Contact: Company                            Investors:
Bruce Hahn, CEO                             Brett Maas
(310) 871-9904                              Hayden Communications
(404) 261-7466                              (646) 536-7331
Bruce.Hahn@atsphone.com                     brett@haydenir.com


CITY OF INDUSTRY, Calif., June 13, 2007 /PRNewswire-FirstCall/ -- American Telecom Services, Inc. (Amex: TES - News), a leader in the "Convergence of Voice Communications," today announced the upcoming launch of a new promotion, titled, "Give N' Talk." In this product promotion, American Telecom Services will donate a portion of both net profits from the sale of the hardware and an on-going contribution of profit of service revenue to select Four Star charitable recipients on select Give N' Talk phones. American Telecom Services will promote the Give N' Talk products through national retail ad inserts to drive consumer sales at several major retailers during the Company's second fiscal quarter (the fourth calendar quarter). The Company expects to announce the first major charity to participate in this program in June.

Bruce Hahn, Chief Executive Officer of American Telecom Services commented, "This unique and patent-pending platform will allow us to effectively promote our phone products and also give generously to important and worthy charities. Consumers will be given another powerful reason to pick up the phone, and specifically to utilize our systems. In addition, every time consumers recharge their pre-paid minutes, they will continue to benefit the selected charity. We believe this promotion will encourage the long-term use of our systems and the pre-paid long distance service provided by IDT. We are confident this platform will further differentiate us within the marketplace."

Consumers use the Give N' Talk service by pressing the Money Saving Green Button on each handset, utilizing free minutes which come included with each system. Once the free introductory minutes are exhausted, consumers can purchase more minutes using a credit or debit card or ACH. American Telecom will donate a percentage of all profits from the recurring service revenue to each charity that is selected. The first Give N' Talk phones will be a No External Power Required phone that can be used for an Emergency as a Corded TrimPhone(TM) with 50 free minutes to call any phone in the world. The Give N' Talk TrimPhones will be offered in both pink and white with removable decals representing the charitable donations.

Give N' Talk pre-paid long distance service is 3.9(cent) per minute to the U.S., including Alaska, Hawaii, Puerto Rico and 195 cities in Mexico. All taxes are included, no gotchas, no hidden anything.

About American Telecom Services

American  Telecom  Services,  a leader in  converged  communications  solutions, provides consumers "Good Reasons to Pick up the Phone." American Telecom Services combines state-of-the-art telephones bundled with a variety of pre-paid long distance and Voice over Internet Protocol (VoIP or Internet Phone) calling plans designed to save consumers up to 60% on long distance costs. The Company offers the only home phones bundled with Pay N' Talk prepaid residential long-distance services powered by IDT Telecom (patent-pending) and is the only provider of DigitalClear(TM) Internet phones that include an adapter and router built right into the base of the phones (patent-pending); Just "Plug In & Save!" The DigitalClear product line offers consumers the opportunity to save up to $500 on their phone services using Internet Phone technology supplied by leading technology providers. Consumers can select phones bundled with SunRocket services, and enjoy SunRocket's Bottom-Line PricingSM with plans free of hidden charges, or tacked-on fees, and other unpleasant surprises that normally show up on phone bills. Consumers can also chose phones bundled with Lingo Internet phone service and enjoy one of the most affordable U.S. Internet phone services. Consumers who do not possess high-speed Internet service at home, all DigitalClear products also include a high speed Internet offer from Broadband National, creating a "One Box Solution" to be sold at retail. American Telecom Service's products are available nationally at more than 13,000 retail locations. Visit www.atsphone.com for Company and product information.


Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated December 11, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.




                                       ###